Exhibit 99.1

Press Release

Sepracor Completes Full Redemption of Its 5.75% Convertible Subordinated Notes Due 2006

MARLBOROUGH, Mass., Jan. 12 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that it has completed the redemption of $430.0 million aggregate principal amount of its 5.75% Convertible Subordinated Notes due November 15, 2006 (“5.75% Notes”). Sepracor redeemed the 5.75% Notes, pursuant to their terms, on January 9, 2004 at 100% of the principal amount, plus accrued but unpaid interest from November 15, 2004 to, but excluding, the redemption date. The total aggregate redemption price for the 5.75% Notes was approximately $433.7 million, including approximately $3.7 million of accrued interest. The 5.75% Notes redeemed by Sepracor represented all of the remaining outstanding 5.75% Notes.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

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